Exhibit 10.1

May 22, 2020

Anthony L. Trunzo

Re:	Offer Letter

Dear Tony:

I am pleased to confirm our offer to you to become Executive Vice President, Chief Financial Officer (Executive Band), based in Portland, OR, and reporting directly to the President and Chief Executive Officer. The effective date of your offer will be on a date mutually agreed between you and the company, but in no event later than June 8, 2020 (“Effective Date”), subject to the terms and conditions of this offer letter. This offer is contingent upon your appointment as an officer by the Board of Directors (the “Board”), approval by the Compensation Committee of the Board (the “CC”), your signature below, and satisfaction of the pre-employment requirements identified below.

In connection with your new role, you will be entitled to the following compensation and benefits package:

COMPENSATION

Base Salary: Your annual base salary will be $585,000. Base salary reviews occur annually, and any adjustments are generally at the end of the first quarter of the calendar year. Adjustments are based on your performance and other relevant factors. You will next be eligible for a base salary review in March of 2021.

Annual Incentive Compensation: Your target incentive compensation opportunity will be 90% of your base salary earnings during the year. Your 2020 annual incentive will be paid at no less than your pro-rated target incentive amount, based on the number of days you are employed during the year. Incentive compensation awards are paid in the first quarter of the following year (i.e., 2021 for 2020 services).

Annual Long-Term Incentive Awards: For 2020, you will be granted a long-term incentive (“LTI”) award on the Effective Date equal to a pro-rata portion of a $2M LTI target based on the number of days you are employed in the year 2020 (“Pro-Rata 2020 LTI Award”). With respect to your Pro-Rata 2020 LTI Award: 20% will be issued as time-based restricted stock units (“RSUs”), 30% will be issued as stock options (“Options”) and 50% will be issued as performance-based restricted stock units (“PRSUs”) with measurements and goals as implemented for the Resideo executive team. The RSUs, Options and PRSUs shall be granted under and subject to the terms of the applicable stock incentive plan and relevant award agreements delivered to you with this offer. The Options and RSUs will vest ratably over three (3) years on the anniversary of the grant date at a rate of one-third (1/3) per year, provided that you continue to be employed by Resideo on such vesting date (or as otherwise provided in the award agreement). The PRSUs will vest on the third anniversary of the grant date, subject to achievement of the performance goals and provided that you continue to be employed by Resideo on such vesting date (or as otherwise provided in the award agreement).

Beginning in 2021 you will be eligible for annual long-term incentive (“LTI”) awards with an initial target of $2M, consisting of Options, RSUs and PRSUs, or some combination thereof, as determined by the CC in its discretion. The actual size and mix of your annual LTI awards will be determined by the CC based on your performance and market factors, and Resideo and the CC reserve the right to modify the design or mix of the LTI award program in the future. The terms of all LTI awards are governed by the terms of the applicable stock plan and the relevant award agreements.

SIGN-ON AWARD

You will receive a sign-on award of 300,000 RSUs on the Effective Date. The RSUs shall be granted under and subject to the terms of the applicable stock incentive plan and relevant award agreement delivered to you with this offer. The RSUs will vest on the third and fourth anniversaries of the grant date at a rate of one-half (1/2) on each vesting date, provided that you continue to be employed by Resideo on such vesting date (or as otherwise provided in the award agreement).

OTHER EXECUTIVE BENEFITS

You will also be entitled to the following Executive Benefits:

•	Excess Liability Insurance: Resideo will pay the annual premium for an Excess Liability Insurance policy that provides $5,000,000 of personal liability umbrella coverage per occurrence.

•	Executive Physical: You will be eligible for an annual executive physical and related health concierge program under the company’s program for officers.

•

Officer Severance: You will be covered under the Resideo Technologies, Inc. Severance Plan for Designated Officers (the “Officer Severance Plan”), as in effect at the time of your separation; provided that for purposes of the Officer Severance Plan, your termination of employment for Good Reason, as defined on Addendum A, will constitute a Covered Termination as set forth in the Officer Severance Plan for all periods prior to a Change in Control (as defined in the Officer Severance Plan). You will be required to execute a release of claims in favor of Resideo and its affiliates, and you may be required to agree to certain non-disclosure covenants, as a condition of receiving officer severance benefits. The Officer Severance Plan currently provides that in the event of a covered termination, you shall receive eighteen (18) months of base salary continuation or, in the event of a covered termination following a change in control, twenty-four (24) months of base salary plus two times your annual incentive compensation plus a pro-rata portion of your annual incentive compensation for the year in which the covered termination occurs.

•	Benefits and Perquisites. You will be entitled to participate in executive-level benefit and perquisite plans.

•	Legal Expenses. You will be entitled to reimbursement for your legal expenses associated with the negotiation and documentation of this offer, up to a maximum of $10,000.

Details of additional executive benefits are outlined in the attached U.S. Exempt Employees (Executives/Officers Only) 2020 Benefits at a Glance.

INTELLECTUAL PROPERTY AND NON-COMPETITION AGREEMENTS

As a condition of this employment offer, you are required to execute, in the form attached hereto, (i) Resideo’s “Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information” (“IP Agreement”), and (ii) the “Resideo Technologies, Inc. Noncompete Agreement for Senior Executives” (“Noncompete Agreement”).

INDEMNIFICATION AND D&O

You will be indemnified and receive advancement of expenses as available under the Company’s bylaws currently in effect. You will be covered by the Company’s directors and officers insurance.

PRE-EMPLOYMENT REQUIREMENTS

Your offer is contingent upon a satisfactory background check and authorization to work in the United States.

ACCEPTANCE OF OFFER

Please indicate your acceptance of this offer by electronically signing this offer letter, as well as the IP Agreement and Noncompete Agreement via DocuSign.

Our employees are at the core of everything we do. We have a diversified global workforce of more than 13,000 talented professionals. Each of them is dedicated and committed to delivering for our customers, continuing to innovate and pushing this industry forward.

Tony, we very much look forward to working with you. Your experience and background will be assets to our Company and we sincerely hope that you will accept this offer and join us.

If you have any questions or need any further information about our offer, please contact me directly.

Congratulations,

/s/ Steve Kelly

Steve Kelly

Executive Vice President, Chief Human Resources Officer

Read and Accepted:

/s/ Anthony L. Trunzo	May 22, 2020
ANTHONY L. TRUNZO	Date

All businesses experience changing conditions. Accordingly, we reserve the right to change work assignments, reporting relationships and staffing levels to meet business needs, and your employment with Resideo will be on an “at will” basis. This means that there is no guarantee of employment for any specific period, and either you or Resideo may terminate your employment at any time.

The descriptions of benefits and perquisites described in this offer letter (including the attached Benefits at a Glance) are for general information purposes only and are not intended to modify any plan document, summary plan description (“SPD”) or prospectus. For a complete description of any benefit or perquisite, you may request a copy of the applicable plan document, SPD or prospectus. The Company reserves the right to modify, amend or terminate any benefit plan or perquisite in its sole and absolute discretion.

ADDENDUM A

GOOD REASON DEFINITION

For purposes of this Agreement, “Good Reason” means a termination of your employment due to any of the following reasons:

(1)

The assignment to you of any duties inconsistent in any material respect with your position, any material diminution in your position, authority, duties or responsibilities, or your ceasing to report directly to the President and Chief Executive Officer;

(2)	A reduction in your annual base salary or target annual incentive compensation opportunity from the amounts set forth in this Agreement or

(3)	Any other material breach of this offer letter by the Company.

Notwithstanding the foregoing, no resignation shall be for “Good Reason” unless you shall have delivered to the Company notice of the event or circumstance alleged to constitute “Good Reason” within 90 days of your knowledge of such event or circumstance and the Company shall have failed to cure such event or circumstance within 30 days following its receipt of such notice.